Ex. 99.01

January 7, 2013

Kevin Sayer Appointed As Chief Operating Officer

SAN DIEGO, January 7, 2013 (BUSINESS WIRE) — DexCom, Inc. (NASDAQ:DXCM) today announced that Kevin Sayer, currently the Company’s President, has been appointed as Chief Operating Officer (“COO”). As President, Mr. Sayer is responsible for the Company’s research and development, manufacturing, clinical, regulatory and finance functions. Mr. Sayer will continue to lead those groups, and with the additional responsibility as COO, Mr. Sayer will also lead DexCom’s sales, marketing, and other core commercial functions. Mr. Sayer will continue to report to Terry Gregg, DexCom’s Chief Executive Officer.

“Kevin and I have worked closely together now for nearing twenty years, and we share the same vision for the Company. I am very confident that his proven track record of successfully building and operating medical device businesses, his keen knowledge of our business and industry, and his leadership skill will help us achieve our goals and fulfill our potential” said Terry Gregg.

“Kevin’s appointment will also help me continue to direct more of my energies on developing and refining our corporate strategy, and to enhancing DexCom’s external relationships with customers, shareholders, and key constituents, both domestically and internationally” continued Mr. Gregg.

Mr. Sayer has served as DexCom’s President since June 2011, and as a board member since November 2007. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Previously, Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from 1994 until its acquisition by Medtronic, Inc. in 2001. He also has served as Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., and as an independent healthcare and medical technology industry consultant. Mr. Sayer received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 1, 2012.

Dexcom, Inc.

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200